Exhibit 99.2

CONSENT OF DIRECTOR NOMINEE

I hereby consent, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named as a nominee to the board of directors of ParaZero Technologies Ltd. in its Registration Statement on Form F-1, and any amendments or supplements thereto, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

/s/ Naama Falach Avrahamy
Naama Falach Avrahamy

July 1, 2022